EXHIBIT 21

Subsidiaries of Mesaba Holdings, Inc.

Mesaba Holdings, Inc. has two wholly owned, direct subsidiaries:

1.               Mesaba Aviation, Inc., a Minnesota corporation;

2.               Ranger Acquisition Corp., a Montana corporation.